                                                                    Exhibit 10.9
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                                 EXECUTION COPY

                                MERGER AGREEMENT

                                  by and among

                              APPNET SYSTEMS, INC.,

                                     (Buyer)


                              APPNET SIGMA6, INC.,
                                     (Newco)


                                  SIGMA6, INC.,

                                    (Sigma6)

                                       and

                           THE SHAREHOLDERS OF SIGMA6

                             (collectively, Sellers)


                          Dated as of February 25, 1999

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

                                TABLE OF CONTENTS
                                                                            Page

1.  Definitions..............................................................1
2.  The Merger...............................................................8
   (a)  The Merger...........................................................8
   (b)  Effective Time of the Merger.........................................9
   (c)  Articles of Incorporation............................................9
   (d)  Bylaws...............................................................9
   (e)  Directors and Officers of Surviving Corporation......................9
   (f)  Effect of the Merger.................................................9
   (g)  Conversion of Shares................................................10
   (h)  Purchase Price......................................................10
   (i)   Earned Payout Amount...............................................11
   (j)   Net Worth Adjustment...............................................12
   (k)  [Reserved]..........................................................12
   (l)   The Closing........................................................12
   (m)  Deliveries at the Closing...........................................13
   (n)  Shareholders' Representative........................................13
   (o)  Escrow Arrangements.................................................14
3.  Representations and Warranties Concerning the Transaction...............14
   (a)  Representations and Warranties of each Seller.......................14
      (i)  Authorization of Transaction.....................................15
      (ii)  Noncontravention................................................15
      (iii)  Broker's Fees..................................................15
      (iv)  Investment......................................................16
      (v)  Sigma6 Shares....................................................16
   (b)  Representations and Warranties of the Buyer and Newco...............16
      (i)  Organization of the Buyer and Newco..............................16
      (ii)  Authorization of Transaction....................................16
      (iii)  Noncontravention...............................................17
      (iv)  Brokers' Fees...................................................17
      (v)  Investment.......................................................17
4. Representations and Warranties Concerning Selling Corporation............17
   (a)  Organization, Qualification, and Corporate Power....................18
   (b)  Capitalization......................................................18
   (c)  Noncontravention....................................................19
   (d)  Subsidiaries........................................................19
   (e)  Financial Statements................................................19
   (f)  Events Subsequent to September 30, 1998.............................20
   (g)  Undisclosed Liabilities.............................................22
   (h)  Tax Matters.........................................................23
   (i)  Tangible Assets.....................................................24
   (j)  Owned Real Property.................................................24
   (k)  Intellectual Property...............................................24


                                      -i-
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   (l)  Real Property Leases................................................26
   (m)  Contracts...........................................................27
   (n)  Notes and Accounts Receivable.......................................28
   (o)  Powers of Attorney..................................................28
   (p)  Insurance...........................................................28
   (q)  Litigation..........................................................29
   (r)  Employees...........................................................29
   (s)  Employee Benefits...................................................30
   (t)  Guaranties..........................................................31
   (u)  Environment, Health, and Safety.....................................32
   (v)  Legal Compliance....................................................32
   (w)  Certain Business Relationships with Buyer...........................33
   (x)  Brokers' Fees.......................................................34
5.  Pre-Closing Covenants...................................................34
   (a)  General.............................................................34
   (b)  Notices and Consents................................................34
   (c)  Operation of Business...............................................34
   (d)  Preservation of Business............................................34
   (e)  Access..............................................................34
   (f)  Notice of Developments; Delivery of Disclosure Schedules............35
   (g)  Exclusivity.........................................................35
   (h)  Cancellation of Options, Bonus Programs and Phantom Stock Plans.....35
6.  Additional Agreements and Covenants.....................................36
   (a)  Sale of Delphi Automotive Systems Receivable at Closing.............36
   (b)  General.............................................................36
   (c)  Litigation Support..................................................36
   (d)  Transition..........................................................36
   (e)  Confidentiality.....................................................37
   (f)  Termination of Bank Facilities; Release of Guaranties...............37
   (g)  Monitoring Information..............................................37
   (h)  Landlords' Consents.................................................37
   (i)  Additional Tax Matters..............................................38
   (j)   Covenant Not to Compete............................................38
   (k)   Reorganization Intent..............................................38
   (l)  Conduct During Earned Payout Periods................................38
   (m)  Harmony House Relationship..........................................39
   (n)  Employee Benefits...................................................39
7.  Conditions to Obligations to Close......................................40
   (a)  Conditions to Obligation of the Buyer...............................40
   (b)  Conditions to Obligations of the Sellers............................43
8.  Remedies for Breaches of This Agreement.................................45
   (a)  Survival............................................................45
   (b)  Indemnification Provisions for Benefit of the Buyer.................45
   (c)  Matters Involving Third Parties.....................................47
   (d)  Exclusive Remedy....................................................48
   (e)  Payment; General Right of Offset....................................48


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

   (f)  Other Indemnification Provisions....................................48
   (h)  Arbitration with Respect to Certain Indemnification Matters.........48
9.  Termination.............................................................49
   (a)  Termination of Agreement............................................49
   (b)  Effect of Termination...............................................50
10.  Miscellaneous..........................................................50
   (a)  [Reserved]..........................................................50
   (b)  Press Releases and Announcements....................................50
   (c)  No Third-Party Beneficiaries........................................50
   (d)  Entire Agreement....................................................50
   (e)  Succession and Assignment...........................................51
   (f)  Facsimile/Counterparts..............................................51
   (g)  Descriptive Headings................................................51
   (h)  Notices.............................................................51
   (i)   Governing Law......................................................52
   (j)   Amendments and Waivers.............................................53
   (k)  Severability........................................................53
   (l)   Expenses...........................................................53
   (m)  Construction........................................................53
   (n)  Incorporation of Exhibits, Annexes, and Schedules...................53
   (o)  Specific Performance................................................54


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                     LIST OF EXHIBITS, ANNEXES AND SCHEDULES

EXHIBITS

Exhibit A                Form of Escrow Agreement
Exhibit B                Financial Statements
Exhibit C                Joinder to Stockholders Agreement
Exhibit D                Form of Equity Subscription Agreement
Exhibit E                Form of Senior Management Agreement
Exhibit F                Joinder to the Registration Agreement
Exhibit G                Form of Opinion of Sellers' Legal Counsel
Exhibit H                Form of Option Cancellation Agreement

ANNEXES AND TABLES

Annex I                  Determination of Earned Payout Amount
Annex II                 Exceptions to Representations and Warranties of Sellers
Annex III                Exceptions to Representations and Warranties of Buyer
Annex IV                 List of Key Employees


SCHEDULES

Allocation Schedule
Sellers' and Sigma6's Disclosure Schedule

                                MERGER AGREEMENT

            This MERGER AGREEMENT ("Agreement") is entered into as of the 25th day of February, 1999, by and among APPNET SYSTEMS, INC., a Delaware corporation (the "Buyer"), APPNET SIGMA6, INC., a Michigan corporation and wholly owned subsidiary of Buyer ("Newco"), SIGMA6, INC., a Michigan corporation ("Sigma6"), and THE SHAREHOLDERS OF SIGMA6 LISTED ON THE SIGNATURE PAGE HEREOF (collectively, the "Sellers"). The Buyer, Newco and the Sellers are referred to herein individually as a "Party" and collectively as the "Parties." Sigma6 and Newco are sometimes referred to herein as the "Constituent Corporations." If the context so requires, references herein to Sigma6 shall mean the Surviving Corporation (as hereinafter defined) for periods after the Closing Date.

            The Sellers in the aggregate own all of the outstanding capital stock of Sigma6.

            This Agreement contemplates a transaction in which Sigma6 will merge with and into Newco, with Newco being the surviving corporation, and the shares of capital stock of Sigma6 being converted into the right to receive the Purchase Price (as hereinafter identified), and the Parties intend such merger transaction to be a tax-free reorganization under Section 368 of the Code (as defined) and intend this Agreement to be a "plan of reorganization" within the meaning of the regulations promulgated under such section of the Code.

            Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

            1. Definitions.

                  "AA" shall mean Arthur Andersen, L.L.P.

                  "AA Determination" shall have the meaning set forth in Section 2(j) below.

                  "Adjusted EBITDA of Sigma6" shall mean the adjusted earnings before interest, taxes and depreciation and amortization of Sigma6 as determined in accordance with GAAP on the accrual basis of accounting during the Earned Payout Period as determined by Annex I attached hereto.

                  "Adverse Consequences" means all damages from complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including all reasonable attorneys' fees and court costs.

                  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

                  "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504 (or any similar group defined under a similar provision of state, local or foreign law).

                  "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that a person similarly situated would reasonably believe would result for any specified consequence.

                  "Buyer" has the meaning set forth in the preface above.

                  "Buyer Common Stock" means the Buyer's Common Stock, par value $.0005 per share.

                  "Buyer's Shares" means the shares of Buyer Common Stock which are issued to the Sellers pursuant to this Agreement.

                  "Cash Portion of the Purchase Price" has the meaning set forth in Section 2(h) below.

                  "Cash Portion of the Earnout" has the meaning set forth in
Section 2(i) below.

                  "Closing" has the meaning set forth in Section 2(l) below.

                  "Closing Date" has the meaning set forth in Section 2(l) below.

                  "Closing Determination" has the meaning set forth in Section 2(j) below.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Confidential Information" means all confidential information and trade secrets of Sigma6 including, without limitation, the identity, lists or descriptions of any customers, referral sources or organizations; financial statements, cost reports or other financial information; contract proposals, or bidding information; business plans and training and operations methods and manuals; personnel records; fee structure; and management systems, policies or procedures, including related forms and manuals; provided, that the Confidential Information shall not include information to the extent such information (i) was or becomes known to and available for use by the public other than as a result of the act or omission of the receiving party which act or omission is a breach of the confidentiality provision contained in Section 6(e) of this Agreement,
(ii) was or becomes available to the receiving party on a non-confidential basis from a source other than the Buyer or its advisors without breach of this Agreement provided that such source is not known to such receiving party to be bound by a confidentiality agreement or otherwise prohibited from transmitting the information to receiving party by a contractual, legal or fiduciary obligation known to such receiving party, (iii) was within receiving party's possession prior to its being furnished to such receiving party by or on behalf of Buyer without breach of this Agreement, provided that, to the receiving party's Knowledge, the source of such information was not bound by a confidentiality agreement with Buyer or Sigma6 or otherwise prohibited from transmitting the information to the receiving party by a contractual, legal or fiduciary obligation, or (iv) which is required to be and actually is disclosed by operation of law.

                  "Constituent Corporations" has the meaning set forth in the preface above.

                  "Controlled Group of Corporations" has the meaning set forth in Code Sec. 1563.

                  "Customer Contract or Agreement" means any agreement to which Sigma6 is bound whereby Sigma6 provides marketing, strategy, hosting, programming, creative or project management services and/or related consulting services in Sigma6's Business to a third party during the 1998 fiscal year of Sigma6.

                  "Deferred Intercompany Transaction" has the meaning set forth in Treas. Reg. ss.1.1502-13.

                  "Delphi Receivable" has the meaning set forth in Section 6(a) below.

                  "Disclosure Schedule" has the meaning set forth in Section 4 below.

                  "E-Commerce Services" has the meaning set forth in Section 6(m) below.

                  "Earned Payout Amount" has the meaning set forth in Section 2(i) below.

                  "Earned Payout Period" means the period from January 1, 1999 through December 31, 1999.

                  "Earnout Shares" has the meaning set forth in Section 2(i).

                  "Effective Time" has the meaning set forth in Section 2(a) below.

                  "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or Material fringe benefit plan or program.

                  "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

                  "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).


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

                  "Equitable Exceptions" shall have the meaning set forth in
Section 3(a)(i) below.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Agent" means Michigan National Bank.

                  "Escrow Agreement" means the Escrow Agreement to be executed by and among the Sellers, Buyer and the Escrow Agent in the form of Exhibit A.

                  "Escrow Period" has the meaning specified in Section 2(o).

                  "Escrow Sum" has the meaning specified in Section 2(o).

                  "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

                  "Fair Market Value" has the meaning set forth in Section 2(h)(ii).

                  "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

                  "Financial Statements" has the meaning set forth in Section 4(e) below.

                  "Funded Indebtedness" means all (i) indebtedness of Sigma6 for borrowed money or other interest-bearing indebtedness; (ii) capital lease obligations of Sigma6 other than the leases set forth on Schedule 1.1; (iii) other than as specifically set forth on Schedule 1.1, obligations of Sigma6 to pay the deferred purchase or acquisition price for goods or services, other than obligations under operating leases that are not past due and other than trade accounts payable or accrued expenses in the Ordinary Course of Business on no more than 90 day payment terms; (iv) indebtedness of others guaranteed by Sigma6 or indebtedness of others secured by an encumbrance on Sigma6's property, in either case excluding the existence of potential contractual indemnities made by Sigma6 in the Ordinary Course of Business (but not any claims therefor) and the real property leases set forth on Section 4(l) of the Disclosure Schedule; (v) indebtedness of Sigma6 under extended credit terms of more than 60 days from vendors provided to Sigma6; and (vi) transaction costs of Sigma6 and/or Sellers associated with this Agreement or the transactions contemplated hereby that are paid by Sigma6.

                  "GAAP" means generally accepted accounting principles, consistently applied, as in effect from time to time.

                  "Gross Revenues" means the gross revenue of Sigma6 as normally calculated on the Financial Statements as calculated in accordance with GAAP on the accrual basis of accounting.

                  "Indemnified Party" has the meaning set forth in Section 8(d) below.

                  "Indemnifying Party" has the meaning set forth in Section 8(d) below.

                  "Initial Public Offering" shall mean the first underwritten public offering of Buyer Common Stock, pursuant to an effective registration statement under the Securities Act, with net proceeds to Buyer of not less than $10 million.

                  "Intellectual Property" means all (a) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (b) copyrights and registrations and applications for registration thereof, (c) computer software, data, and documentation, (d) trade secrets and confidential business information (including formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, (e) other proprietary rights, and (f) copies and tangible embodiments thereof (in whatever form or medium).

                  "Interim Period" has the meaning set forth in Section 7(a) below.

                  "Harmony House" has the meaning set forth in Section 6(m) below.

                  "Harmony House Online" has the meaning set forth in Section 6(m) below.

                  "Key Employees" has the meaning set forth in Section 7(a) below.

                  "Knowledge" means (a) with respect to each Seller, information which is known by such Seller or which a prudent person in the position of the Seller would reasonably be deemed to know and (b) with respect to Newco, Buyer or Sigma6, knowledge after due inquiry of the officers of such Party and the employees of such party with responsibility for the matters in question.

                  "Liability" means any liability, debt, obligation, amount or sum due (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) including any liability for Taxes, but excluding the existence of potential contractual indemnities made by Sigma6 which are in the Ordinary Course of Business (but not any claims therefor).

                  "Material" has the meaning set forth in Section 4 below.

                  "MBCA" has the meaning set forth in Section 2(a) below. "Merger" has the meaning set forth in Section 2(a) below.

                  "Merger Documents" has the meaning set forth in Section 2(b) below.


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

                  "Minimum Net Worth" has the meaning set forth in Section 2(j) below.

                  "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

                  "Most Recent Financial Statements" means the Financial Statements for and as of the Most Recent Fiscal Year End.

                  "Most Recent Fiscal Year End" has the meaning set forth in
Section 4(e) below.

                  "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

                  "Net Worth of Sigma6" means the total assets of Sigma6 less the total liabilities of Sigma6 (other than Funded Indebtedness) including any costs of conversion from a cash basis to an accrual method of accounting, determined in accordance with GAAP and on the accrual method of accounting. In calculating the total assets of Sigma6, no Material increase in the intangible assets of Sigma6 since December 31, 1997 shall be included in calculating the Net Worth of Sigma6 without the written consent of Buyer; provided, however, that for purposes of calculating Net Worth of Sigma6 under this Agreement, total assets shall include $130,443 of capitalized software costs which were written off in December, 1998 and provided, further, that for the purposes of calculating the Net Worth of Sigma6, any liabilities satisfied by indemnity payments actually made by Sellers to Buyer shall not be included as liabilities of Sigma6.

                  "Net Service Revenues" means the Gross Revenues of Sigma6 for any period less (i) all bad debt expense for such period; and (ii) any revenues from the sale of any assets of Sigma6 during such period outside the Ordinary Course of Business.

                  "Newco" has the meaning set forth in the preface above.

                  "Ordinary Course of Business" means the ordinary course of business consistent with custom and practice prior to the Closing Date (including with respect to quantity and frequency).

                  "Option Cancellation Agreement" has the meaning set forth in
Section 7(a) herein.

                  "Party" has the meaning set forth in the preface above.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

                  "Purchase Price" has the meaning set forth in Section 2(h) below.


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

                  "Registration Agreement" means that certain Registration Agreement dated June 29, 1998 by and among Buyer and the stockholders of Buyer.

                  "Reportable Event" has the meaning set forth in ERISA Sec.
4043.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable (or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings), (c) liens arising under workers' compensation, unemployment insurance, social security, retirement, and similar legislation, (d) liens arising in connection with sales of foreign receivables, (e) liens on goods in transit incurred pursuant to documentary letters of credit, (f) purchase money liens and liens securing rental payments under lease arrangements, (g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and (h) rights of vendors, suppliers and customers in the Ordinary Course of Business, provided such rights are not in connection with the borrowing of money.

                  "Sellers" has the meaning set forth in the preface above.

                  "Sellers' Representative" has the meaning set forth in the
Section 2(n) below.

                  "Sigma6" has the meaning set forth in the preface above.

                  "Sigma6's Business" means the business of providing internet or intranet integration and design support or project services to, writing custom software for, and implementing related consulting services for, business customers.

                  "Sigma6 Common Shares" means all outstanding shares of the common stock, no par value per share, of Sigma6.

                  "Sigma6 IP" has the meaning set forth in Section 4(k) below.

                  "Sigma6 Optionholders" means the holders, if any, of options for the purchase of Sigma6 Common Shares listed on the Allocation Schedule hereto.

                  "Sigma6 Options" means all the agreements, if any, between Sigma6 and those persons listed on the Allocation Schedule hereto related to the issuance of Sigma6 Common Shares.

                  "Sigma6 Preferred Shares" means all outstanding shares of the preferred stock, no par value per share, of Sigma6.

                  "Sigma6 Shares" means collectively, the Sigma6 Shares and Sigma6 Preferred Shares.

                  "Stock Portion of the Earnout" has the meaning set forth in
Section 2(i) below.

                  "Stock Portion of the Purchase Price" has the meaning set forth in Section 2(h) below.

                  "Stockholders Agreement" means that certain Stockholders Agreement dated June 29, 1998 by and among Buyer and the stockholders of Buyer.

                  "Stub Period Financial Statements" means the Financial Statements for and as of the Stub Period End.

                  "Stub Period Balance Sheet" means the balance sheet included in the Stub Period Financial Statements.

                  "Stub Period End" has the meaning set forth in Section 4(e) below.

                  "Surviving Corporation" has the meaning set forth in Section 2(a) below.

                  "Subsidiary" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                  "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

                  "Tax Return" means any federal, foreign, state and local governmental tax return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "Updated Disclosure Schedule" has the meaning set forth in
Section 3(a) below.

            2. The Merger.

                  (a) The Merger. At the Effective Time (as defined below), Sigma6 shall be merged with and into Newco (the "Merger") and the separate existence of Sigma6 shall thereupon cease, and the name of Newco, as the surviving corporation in the Merger (the "Surviving Corporation"), shall by virtue of the Merger be changed to "Sigma6, Inc."; provided, that such name is available in Michigan, and the Surviving Corporation shall operate as "Sigma6, Inc." in the State of Michigan. The Merger shall have the effects set forth in the Michigan Business Corporation Act (the "MBCA").

                  (b) Effective Time of the Merger. As soon as practicable after the satisfaction or waiver of the conditions hereinafter set forth, the parties hereto will file with the Secretary of State of the State of Michigan a certificate or articles of merger or ownership and other documents (the "Merger Documents"), in such respective forms as required by, and executed in accordance with, the relevant provisions of the MBCA in order to effect the Merger. The Merger shall become effective at such time as the Merger Documents shall have been accepted for filing with the Secretary of State of the State of Michigan or such other times and dates as the parties shall agree should be specified in the Merger Documents (the "Effective Time").

                  (c) Articles of Incorporation. The Articles of Incorporation of Newco in effect at the time of the Merger shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided thereunder and in the MBCA.

                  (d) Bylaws. The Bylaws of Newco in effect at the time of the Merger shall be the Bylaws of the Surviving Corporation until altered, amended or repealed, as provided thereunder and in the Articles of Incorporation and the MBCA.


                  (e) Directors and Officers of Surviving Corporation.

                        (i) The directors of Newco at the Effective Time which
            shall be Ken Bajaj, Philip Canfield, Bruce Rauner and John Cross shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                        (ii) The officers of Newco at the Effective Time shall
            be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                  (f) Effect of the Merger. The Merger shall have the effects set forth in the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchise of the Constituent Corporations shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Constituent Corporations shall become the debts, liabilities and duties of the Surviving Corporation. The purpose of the Surviving Corporation shall be the purposes of Sigma6 immediately prior to the Merger. The total number of shares which the Surviving Corporation is authorized to issue shall be 1,000 shares of Common Stock, no par value per share.


                  (g) Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Sellers:

                        (i) Each Sigma6 Share issued and outstanding immediately
            prior to the Effective Time (other than Sigma6 Shares as to which the holders thereof shall have properly exercised appraisal rights under the MBCA, if any) shall be converted into the right to receive in cash and Buyer's Shares its portion of the Purchase Price (as hereinafter defined) for Sigma6 Common Shares and Sigma6 Preferred Shares (as applicable).

                        (ii) Each Sigma6 Share held in the treasury of Sigma6
            immediately prior to the Effective Time shall be canceled and retired and cease to exist.

                        (iii) No interest, dividends or other distributions
            shall be payable upon the surrender of certificates that represented Sigma6 Shares at the Effective Time.

                  (h) Purchase Price. The purchase price for Sigma6 Shares shall be composed of (i) the Cash Portion of the Purchase Price; (ii) the Stock Portion of the Purchase Price, and (iii) the Earned Payout Amount. The Buyer agrees to pay to the Sellers in the aggregate the sum of (i) $1,250,000 (to be reduced dollar for dollar by (A) the payments made by Sigma6 to cancel the stock options; (B) the amount of any outstanding Funded Indebtedness; and (C) the Net Worth adjustment, if any, made pursuant to Section 2(j) below) in cash (the "Cash Portion of the Purchase Price"); (ii) $1,250,000 in Buyer's Shares, consisting of an aggregate of 277,778 shares of Buyer Common Stock as set forth in the Allocation Schedule attached hereto (the "Stock Portion of the Purchase Price"); and (iii) the Earned Payout Amount as determined pursuant to Section 2(i) below, in exchange for the Sigma6 Shares to be purchased by Buyer pursuant to the terms hereof. $250,000 of the Cash Portion of the Purchase Price will be paid in cash by wire transfer of funds to the Escrow Agent to be held in escrow pursuant to Section 2(o) for satisfaction of Sellers' indemnification obligations specified in Article VIII. The balance of the Cash Portion of the Purchase Price shall be paid by Buyer to Sellers at the Closing by delivery of cash by wire transfer of funds in the amounts set forth on the Allocation Schedule. The Stock Portion of the Purchase Price shall be issued by Buyer to Sellers at the Closing by the delivery of Buyer's Shares in the amounts set forth on the Allocation Schedule next to such Seller's name. Each acquirer of Buyer's Shares shall enter into an equity subscription agreement in the form attached hereto as Exhibit D. The sum of the Cash Portion of the Purchase Price, the Stock Portion of the Purchase Price, and the Earned Payout Amount shall be referred to as the "Purchase Price." Each of (i) the Cash Portion of the Purchase Price and (ii) the Stock Portion of the Purchase Price shall be allocated among Sellers in dollar amounts set forth on the Allocation Schedule; provided, however, that the number of Buyer Shares allocable to each Seller shall be rounded down to the nearest whole number.

                  (i) Earned Payout Amount.

                        (i) In addition to the Cash Portion of the Purchase
            Price and the Stock Portion of the Purchase Price, the Buyer agrees to pay to the Sellers, if earned, an earned payout amount (the "Earned Payout Amount") equal to the amount calculated in accordance with Annex I attached hereto and the tables attached thereto; provided, however, that in no event will the Earned Payout Amount exceed $2,800,000. An example of the calculation is also attached to Annex I.

                        (ii) The Earned Payout Amount shall be payable in a
            combination of (A) cash (the "Cash Portion of the Earnout") and (B) Buyer's Shares (the "Stock Portion of the Earnout"). The Cash Portion of the Earnout shall be equal to 50% of the Earned Payout Amount and the Stock Portion of the Earnout shall be 50% of the Earned Payout Amount. The aggregate number of Buyer's Shares, if any, (the "Earnout Shares") to be issued as the Stock Portion of the Earnout shall be equal to (A) the aggregate value in dollars of the Stock Portion of the Earnout divided by (B) the Fair Market Value of the Buyer's Stock as of April 15, 2000. For purposes of this Agreement, the "Fair Market Value" per share of the Buyer's Shares as of April 15, 2000 shall be equal to the following: (x) if, but only if, the Initial Public Offering is not completed on or before April 14, 2000, the price per share as of the most recent sale or other exchange (pursuant to a merger or other acquisition) of Buyer Common Stock or (y) if, but only if, the Initial Public Offering is completed on or before April 14, 2000, the closing bid price per share of Buyer Common Stock as listed on the NASDAQ National Market System or other applicable stock exchange on April 14, 2000.

                        (iii) The Cash Portion of the Earned Payout Amount, if
            any, shall be payable in cash by Buyer to Sellers by wire transfer or other delivery of immediately available funds to an account or accounts designated by Sellers on or prior to April 15, 2000. The Earnout Shares, if any, shall be payable on April 15, 2000 by the delivery of the certificates representing such shares to Sellers; provided, that each Seller receiving Sellers' Earnout Shares must enter into an equity purchase agreement in the form attached hereto as Exhibit D.

                        (iv) The Earned Payout Amount shall be determined by AA
            in accordance with the terms of this Agreement and Annex I hereto.

                        (v) The payment of the Earned Payout Amount to (A) a
            Seller who is a Key Employee shall be contingent on such Key Employee's not resigning from employment with the Surviving Corporation without Good Reason (as defined in the applicable Senior Management Agreement) or such Key Employee not being terminated by the Surviving Corporation or Buyer for Cause (as defined in the applicable Senior Management Agreement) prior to April 15, 2000; provided that the Buyer has not breached such Key Employee's Senior Management Agreement; provided, that Buyer has a thirty-day period to reasonably cure any such breach. Notwithstanding the foregoing, the payment when due of the Cash Portion of the Earned Payout Amount is expressly subordinated in liquidation to all obligations from time to time outstanding under the Buyer's senior revolving credit facilities with BankBoston, N.A., as amended from time to time, or any senior credit facilities in replacement thereof.

                        (vi) In the event that a Seller is employed by the Buyer
            or any of its Affiliates on April 15, 2000, then each such Seller shall also be entitled to receive a stock option grant exercisable for the purchase of up to 15,000 shares of Buyer Common Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or other similar events). Each of such stock option grants shall be issued as of April 15, 2000 and will exercisable over a four-year vesting period from the date of grant at an exercise price equal to the Fair Market Value of the Buyer Common Stock as of April 15, 2000. All other terms and conditions of such stock option agreements shall be subject to the customary terms and conditions of Buyer's stock option plan then utilized for its key employees and executives.

                  (j) Net Worth Adjustment. The Cash Portion of the Purchase Price shall be adjusted downward on a dollar-for-dollar basis by the amount by which the Net Worth of Sigma6 is less than $200,000 (the "Minimum Net Worth") as of the Closing Date. The Net Worth of Sigma6 as of the Closing Date shall initially be determined prior to the Closing Date by Sigma6 in good faith within two business days prior to the Closing Date (the "Closing Determination"). Following the Closing Date, the Net Worth of Sigma6 as of the Closing Date shall be determined by AA in accordance with the terms of this Agreement (at the expense of the Buyer), which determination (the "AA Determination") shall be submitted in writing to the Buyer and the Sellers not later than sixty (60) days after the Closing. Unless the Sellers' Representative on behalf of all Sellers objects in writing to the AA Determination within ten business days of the receipt of such determination, the AA Determination shall be final, conclusive and binding on the Parties. If no objection is made, Sellers shall pay to Buyer by wire transfer (or by the return to the Buyer, at Sellers' Representative's option, the equivalent number of shares of Buyer Common Stock (valued at $4.50 per share) equal to) the amount, if any, by which the amount of the AA Determination is less than the Minimum Net Worth (less any deduction against the Cash Portion of the Purchase Price as a result of the Closing Determination) within ten (10) days after the AA Determination.

                  (k) [Reserved]

                  (l) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hogan & Hartson, LLP in Washington, D.C. commencing at 9:00 a.m. local time on the first business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby, or such other date as the Buyer and the Sellers may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than March 5, 1999.

                  (m) Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Sellers (as applicable) the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) each of the Sellers will deliver to the Buyer stock certificates representing all of its Sigma6 Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Sigma6 Optionholders shall each deliver to the Buyer the Option Cancellation Agreements required by Section 7(a) below, if applicable.

                  (n) Sellers' Representative.

                        (i) In order to administer efficiently (A) the
            implementation of the Agreement by the Sellers, (B) the waiver of any condition to the obligations of the Sellers to consummate the transactions contemplated hereby, and (C) the settlement of any dispute with respect to the Agreement, the Sellers hereby designate Russell Zack as their representative (the "Sellers' Representative").

                        (ii) The Sellers hereby authorize the Sellers'
            Representative (A) to take all action necessary in connection with the implementation of the Agreement on behalf of the Sellers, the waiver of any condition to the obligations of the Sellers to consummate the transactions contemplated hereby, or the settlement of any dispute, (B) to give and receive all notices required to be given under the Agreement and (C) to take any and all additional action as is contemplated to be taken by or on behalf of the Sellers by the terms of this Agreement.

                        (iii) In the event that the Sellers' Representative
            dies, becomes legally incapacitated or resigns from such position, William Tiggertt III shall fill such vacancy and shall be deemed to be the Sellers' Representative for all purposes of this Agreement; however, no change in the Sellers' Representative shall be effective until Buyer is given notice of it by the Sellers.

                        (iv) All decisions and actions by the Sellers'
            Representative shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same, in the absence of fraud, gross negligence or willful misconduct of the Sellers' Representative.

                        (v) By their execution of this Agreement, the Sellers
            agree that: (A) Buyer shall be able to rely conclusively on the instructions and decisions of the Sellers' Representative as to any actions required or permitted to be taken by the Sellers or the Sellers' Representative hereunder, and no party hereunder shall have any cause of action against Buyer for action taken by Buyer in reliance upon the instructions or decisions of the Sellers' Representative; (B) all actions, decisions and instructions of the Sellers' Representative shall be conclusive and binding upon all of the Sellers; no Seller shall have any cause of action against Buyer or Sigma6 for any action taken or omitted to be taken, decision made or omitted to be made or any instruction given or omitted to be given by the Sellers' Representative; and no Seller shall have any cause of action against the Sellers' Representative for any action taken, decision made or instruction given by the Sellers' Representative under this Agreement, except for fraud, gross negligence or willful breach of this Agreement by the Sellers' Representative; (C) the Sellers' Representative shall be deemed to fulfill any fiduciary obligation to the Sellers so long as no Seller is adversely affected by any action or failure to act of the Sellers' Representative in a disproportionate measure compared to any other Seller; (D) remedies available at law for any breach of the provisions of this Section 2(n) are inadequate; therefore, Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if Buyer brings an action to enforce the provisions of this
            Section 2(n); (E) the provisions of this Section 2(n) are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by the Sellers to the Sellers' Representative and shall be binding upon the executors, heirs, legal representatives and successors of each Seller; and (F) all reasonable fees and expenses incurred by the Sellers' Representative shall be paid by the Sellers pro rata in proportion to their percentage interest in Sigma6 at Closing.

                  (o) Escrow Arrangements. Pursuant to the terms and conditions of the Escrow Agreement to be entered into among the Sellers, Buyer and the Escrow Agent, $250,000 of the Cash Portion of the Purchase Price shall be delivered to the Escrow Agent at Closing in immediately available funds. Such monies (which is hereinafter referred to as the "Escrow Sum") shall be held pursuant to the terms of the Escrow Agreement to satisfy the amounts owing by the Sellers to Buyer pursuant to the indemnification provisions of Article VIII below. At the conclusion of the period ending on the eighteen month anniversary of the Closing Date (such period being referred to herein as the "Escrow Period"), any remaining portion of the Escrow Sum not theretofore paid to Buyer in accordance with the terms of the Escrow Agreement or subject to a pending claim under the Escrow Agreement and this Agreement shall be disbursed to the Sellers. The Sellers and Buyer agree that each will execute and deliver such reasonable instruments and documents as are furnished by any other party to enable such furnishing party to receive those portions of the Escrow Sum to which the furnishing party is entitled under the provisions of the Escrow Agreement and this Agreement.

            3. Representations and Warranties Concerning the Transaction.

                  (a) Representations and Warranties of each Seller. Each Seller individually represents and warrants to the Buyer as follows as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 3(a)), except as set forth in Annex II attached hereto: provided, however, that Annex II may be updated as of the Closing Date ("Updated Disclosure Schedule") and if accepted by Buyer, the additional matters set forth therein shall be exceptions hereto except as otherwise set forth in Article VIII herein and Sellers shall not be liable for matters disclosed on Annex II or the Updated Disclosure Schedule except as otherwise set forth in Article VIII herein. Any reference to Annex II or the Disclosure Schedule shall mean as modified by the Updated Disclosure Schedule.

                        (i) Authorization of Transaction. The Seller has full
            power and authority to execute and deliver this Agreement and the other agreements and documents executed in connection herewith and to perform its obligations hereunder and thereunder and this Agreement and such other agreements and documents have been duly executed and delivered by the Seller. This Agreement and such other agreements and documents constitute the valid and legally binding obligation of the Seller, enforceable in accordance with their terms and conditions, except that (A) such enforceability may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws, decisions or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors' rights or debtors' obligations generally or non-competition arrangements, and to general equity principles, and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the terms of clause (A) and (B) are sometimes collectively referred to as the "Equitable Exceptions"). The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement (other than as provided for in Article 2 of this Agreement).

                        (ii) Noncontravention. Neither the execution and the
            delivery of this Agreement by the Seller, nor the consummation of the transactions contemplated hereby by the Seller, will (A) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or (B) except as set forth in Section 3(a) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any part the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject.

                        (iii) Broker's Fees. Seller has no Liability or
            obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                        (iv) Investment. The Seller is not acquiring Buyer's
            Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

                        (v) Sigma6 Shares. The Seller holds of record and owns
            beneficially the number of Sigma6 Common Shares and/or Sigma6 Preferred Shares set forth next to its name in Section 4(b) of the Disclosure Schedule, and except as set forth in Section 4(b) of the Disclosure Schedule, such Sigma6 Shares are free and clear of any restrictions on transfer all of which have been terminated as of or prior to the Closing Date (other than any restrictions under the Securities Act and state securities laws), claims, Taxes, Security Interests, options, warrants, rights, contracts, calls, commitments, equities, and demands. Except as set forth in Section 4(b) of the Disclosure Schedule, the Seller is not a party to (or has otherwise waived all rights under) any option, warrant, right, contract, call, put, or other agreement or commitment providing for the disposition or acquisition of any capital stock of Sigma6 (other than this Agreement). The Seller is not a party to (or has otherwise terminated) any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Sigma6.

                        (vi) Disclosure. The representations and warranties
            contained in this Section 3(a) as amended, modified and/or supplemented by Annex II do not contain any untrue statement of a fact or omit to state any Material (as defined) fact necessary in order to make the statements and information contained in this
            Section 3(a) not misleading that result in Adverse Consequences.

                  (b) Representations and Warranties of the Buyer and Newco. The Buyer and Newco represent and warrant to the Sellers that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in Annex III attached hereto.

                        (i) Organization of the Buyer and Newco. Each of the
            Buyer and Newco is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Buyer has delivered to Sellers correct and complete copies of the charter and bylaws of Buyer and Newco (as amended to date). Neither Buyer nor Newco is in default under or in violation of its charter or bylaws.

                        (ii) Authorization of Transaction. Each of the Buyer and
            Newco has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the other agreements and documents executed in connection herewith and to perform its obligations hereunder and thereunder and this Agreement and such other documents have been duly executed and delivered by the Buyer and Newco. This Agreement and such other agreements and documents constitute the valid and legally binding obligation of the Buyer and Newco, enforceable in accordance with their terms and conditions except for the Equitable Exceptions. Neither the Buyer nor Newco needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement (other than as provided for in Article 2 of this Agreement).

                        (iii) Noncontravention. Neither the execution and the
            delivery of this Agreement by the Buyer or Newco, nor the consummation of the transactions contemplated hereby by the Buyer or Newco, will (A) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyer or Newco is a party or by which it is bound or to which any of its assets is subject and which has a Material adverse effect on Buyer.

                        (iv) Brokers' Fees. Neither Newco nor the Buyer has any
            Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

                        (v) Investment. Neither Newco nor the Buyer is acquiring
            Sigma6 Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

            4. Representations and Warranties Concerning Sigma6. Sigma6 and the Sellers jointly and severally represent and warrant to the Buyer that, subject to the specific qualifications and limitations set forth herein, the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule delivered by the Sellers to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule may be updated one or more times prior to the Closing Date. Any updated Disclosure Schedule shall be delivered at or before the Closing. In the event any such updated Disclosure Schedule indicates any Material adverse change from information previously provided to the Buyer, Buyer shall be entitled to terminate this Agreement (without any liability whatsoever to Sigma6) by written notice delivered to Sigma6 following receipt of such updated Disclosure Schedule. An event or matter that causes any representation or warranty contained in this Section to be inaccurate, incorrect or false will not be deemed to be "Material," to have a "Material" change in or in respect of, to have a "Material" adverse effect or to be "Materially" affected unless the loss that may reasonably be expected to occur to Sigma6 with respect to such event or matter, when taken together with all other related losses that may reasonably be expected to occur to Sigma6 as a result of any such events or matters, would exceed $20,000 in the aggregate or unless such event or matter constitutes a criminal violation of law. For purposes of this paragraph, the word "loss" shall mean any and all direct or indirect payments, obligations, assessments, losses, losses of income, liabilities, costs and expenses paid or incurred; provided, however, that losses shall be net of any insurance proceeds entitled to be received from a nonaffiliated insurance company on account of such loss (after taking into account any cost incurred in obtaining such proceeds or any increases in insurance premiums as a direct result thereof). A Customer Contract or Agreement is "Material" if during either calendar year 1998 such Customer Contract or Agreement produced or is expected to produce $50,000 of Gross Revenues. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail as the context requires. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

                  (a) Organization, Qualification, and Corporate Power. Sigma6 is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Except as disclosed in
Section 4(a) of the Disclosure Schedule, Sigma6 is duly authorized to conduct business and is in good standing under the laws of the State of Michigan, which is the only jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Sigma6 has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it; provided, however, that for all properties used but not owned by Sigma6, such power and authority are only to the extent that Sigma6 has the rights to use such properties (which rights are sufficient to operate its Sigma6's Business). Section 4(a) of the Disclosure Schedule lists the directors and officers of Sigma6. Sigma6 has delivered to the Buyer correct and complete copies of the charter and bylaws of Sigma6 (as amended to date). The minute books containing the records of meetings and/or resolutions of the stockholders, the board of directors, and any committees of the board of directors, the stock certificate books and the stock record books of Sigma6 are correct and complete in all Material respects. Sigma6 is not in default under or in violation of any provision of its charter or bylaws.

                  (b) Capitalization. The entire authorized capital stock of Sigma6 consists of 50,000 shares of common stock, no par value, of which 20,000 are issued and outstanding, none are subject to issuance pursuant to vested options, none are subject to issuance pursuant to unvested options and none are reserved for issuance pursuant to future option grants. All of the issued and outstanding Sigma6 Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Sellers except as set forth in Section 4(b)-1 of the Disclosure Schedule. Except as set forth in
Section 4(b)-2 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which Sigma6 is a party or which are binding upon Sigma6 providing for the issuance, disposition, or acquisition of any of its capital stock. Except as set forth in
Section 4(b)-3 of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to Sigma6. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the capital stock of Sigma6.

                  (c) Noncontravention. Except as disclosed in Section 4(c) of the Disclosure Schedule and solely as applicable to Sigma6, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which Sigma6 is subject or any provision of the charter or bylaws of Sigma6, except to the extent any such violation does not or could not result in a Material adverse effect on Sigma6, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest on the property owned or leased by Sigma6, or other arrangement to which Sigma6 is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except as set forth on Section 4(c) of the Disclosure Schedule, Sigma6 does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                  (d) Subsidiaries. Sigma6 has no Subsidiaries.

                  (e) Financial Statements. Attached hereto as Exhibit B are the following Sigma6 financial statements (collectively the "Financial Statements"): audited balance sheet and statement of income, changes in stockholder's equity, and cash flow as of and for the fiscal years ended December 31, 1996 and 1997 (the most recent of such dates to be referred to as the "Most Recent Fiscal Year End") and an unaudited consolidated balance sheet and statement of income, changes in stockholder's equity, and cash flow as of and for the fiscal year ended December 31, 1999 and for the one (1) month period ended January 31, 1999 (the "Stub Period End") for Sigma6. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete, fairly present the financial condition of Sigma6 as of such dates, and are consistent with the books and records of Sigma6 (which books and records are correct and complete), subject, in the case of the Stub Period Financial Statements, to normal adjustments upon audit.

                  (f) Events Subsequent to September 30, 1998. Since September 30, 1998, except as set forth on the Disclosure Schedule, there has not been any Material adverse change in the assets, Liabilities, business, financial condition, operations, or results of operations, or future prospects of Sigma6, excluding general economic and general industry conditions. Without limiting the generality of the foregoing since September 30, 1998, except as set forth on the Disclosure Schedule:

                        (i) Sigma6 has not sold, leased, transferred, or
            assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                        (ii) Sigma6 has not entered into any contract, lease,
            sublease, license or sublicense (or series or related contracts, leases, subleases, licenses and sublicenses) outside the Ordinary Course of Business;

                        (iii) Sigma6 has not accelerated, terminated (except as
            otherwise specifically provided for therein), modified, or canceled any contract, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) to which Sigma6 is a party or by which it is bound other than in the Ordinary Course of Business;

                        (iv) no party has notified Sigma6 of any acceleration,
            termination (except as otherwise specifically provided for therein), modification (except as otherwise specifically provided for therein) or cancellation of any outstanding Customer Contract or any other contract, agreement, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses), other than in the Ordinary Course of Business;

                        (v) Sigma6 has not imposed any Security Interest upon
            any of its Material assets, tangible or intangible that has not been released on or prior to the Closing Date;

                        (vi) Except as set forth in Section 4(f) - (vi) of the
            Disclosure Schedule, Sigma6 has not made any capital expenditure (or series of related capital expenditures) involving more than $20,000 in the aggregate, or outside the Ordinary Course of Business;

                        (vii) Sigma6 has not made any capital investment in, any
            loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) involving more than $15,000 in the aggregate;

                        (viii) Sigma6 has not created, incurred, assumed, or
            guaranteed any indebtedness (including capitalized lease obligations) involving more than $15,000 individually or in the aggregate or outside the Ordinary Course of Business;

                        (ix) Sigma6 has not delayed or postponed (beyond its
            normal practice) the payment of any accounts payable and other Liabilities or made any changes in any accounting methods or procedures not required by GAAP;

                        (x) Sigma6 has not canceled, compromised, waived, or
            released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

                        (xi) Sigma6 has not granted any license or sublicense of
            any rights under or with respect to any Sigma6 IP or any other Intellectual Property licensed by Sigma6 (as licensee) except any such license or sublicense as was granted in the Ordinary Course of Business or any other agreements set forth in Section 4(k) of the Disclosure Schedule;

                        (xii) there has been no change made or authorized in the
            charter or bylaws of Sigma6, other than in connection with this Agreement and the transactions contemplated hereby;

                        (xiii) except as set forth in Section 4(f) - (xiii) of
            the Disclosure Schedule, Sigma6 has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain

            (including upon conversion or exercise) any of its capital stock that exist and are effective at any time after the Closing;

                        (xiv) except as set forth in Section 4(f) - (xiv) of the
            Disclosure Schedule, Sigma6 has not declared, set aside, or paid any dividend or distribution with respect to its capital stock nor redeemed, purchased, or otherwise acquired any of its capital stock;

                        (xv) Sigma6 has not made any consulting or other payment
            to the Sellers other than in the Ordinary Course of Business;

                        (xvi) Sigma6 has not experienced any damage, destruction
            or loss involving more than $15,000 (whether or not covered by insurance) to its property;

                        (xvii) Sigma6 has not made any loan to, or entered into
            any other transaction with, any of its officers, directors or employees (who are not Sellers) outside the Ordinary Course of Business giving rise to any claim or right on its part against the person or on the part of the person against it;

                        (xviii) Sigma6 has not made any loan to, or entered into
            any other transaction with, any of the Sellers other than in the Ordinary Course of Business giving rise to any claim or right on its part against the person or on the part of such person against it;

                        (xix) Sigma6 has not entered into any employment
            contract or collective bargaining agreement, written or oral, or modified in any material respect the terms of any existing such contract or agreement with any of its full-time staff employees other than in the Ordinary Course of Business;

                        (xx) Sigma6 has not granted an increase outside the
            Ordinary Course of Business in the base compensation of any of its directors, officers, and employees (other than the Sellers);

                        (xxi) Sigma6 has not granted an increase in the base
            compensation, nor has Sigma6 made any payments or promises or commitments to pay to any of the Sellers to make any other payments (other than salary and reimbursement of customary expenses) to any of the Sellers, including without limitation bonuses other than in the Ordinary Course of Business;

                        (xxii) Sigma6 has not adopted any (A) bonus, (B)
            profit-sharing, (C) incentive compensation, (D) pension, (E) retirement, (F) medical, hospitalization, life, or other insurance,
            (G) severance, or (H) other plan, contract or commitment for any of its directors, officers, and employees, or modified or terminated any existing such plan, contract or commitment other than renewals of insurance policies in the Ordinary Course of Business;

                        (xxiii) Sigma6 has not made any other change in
            employment terms for any of its directors, officers, and full-time staff employees other than in the Ordinary Course of Business;

                        (xxiv) Sigma6 has not made or pledged to make any
            Material charitable or other capital contribution outside the Ordinary Course of Business;

                        (xxv) except as set forth in Section 4(f) of the
            Disclosure Schedule, there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Sigma6 involving more than $5,000 individually or in the aggregate; and

                        (xxvi) except as set forth in Section 4(f) of the
            Disclosure Schedule, Sigma6 has not entered into any agreement committing to any of the foregoing.

                  (g) Undisclosed Liabilities. Except as set forth on Section 4(g) of the Disclosure Schedule hereto, Sigma6 does not have any Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Sigma6 giving rise to any Liability, including, without limitation, Liability under the Fair Labor Standards Act of 1938, as amended and the rules and regulations promulgated thereunder) which is individually in excess of $15,000, except for (i) Liabilities set forth on the face of the Stub Period End Balance Sheet, (ii) Liabilities described on Schedule 4(g) of the Disclosure Schedule and (iii) Liabilities which have arisen after the Stub Period End in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceedings, hearing, investigation, claim, or demand).

                  (h) Tax Matters. Except as set forth on Section 4(h) of the Disclosure Schedule,

                        (i) Sigma6 has filed all Tax Returns that it was
            required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Sigma6 (whether or not shown on any Tax Return) based on operations through the Stub Period End have been paid or accrued on the Stub Period End Balance Sheet. Sigma6 currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any taxing authority in a jurisdiction where Sigma6 does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Sigma6 that arose in connection with any failure (or alleged failure) to pay any Tax, other than for Taxes that are not yet due which have been accrued for since the Most Recent Fiscal Year End.

                        (ii) Sigma6 has withheld and paid all Taxes required to
            have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party and Sigma6 has properly reflected the status of all employees and independent contractors in connection therewith as required by applicable Tax law and the Fair Labor Standards Act of 1938, as amended, and the rules and regulations promulgated thereunder.

                        (iii) Neither Sellers nor any of the officers of Sigma6
            have received, nor do any of them have any Basis to expect to receive, any notice that any taxing authority intends to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Sigma6 either (A) claimed or raised by any authority in writing or
            (B) as to which the Sellers or the officers of Sigma6 or employees responsible for Tax matters of Sigma6 have Knowledge based upon personal contact with any agent of such authority. Section 4(h) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Sigma6 for taxable periods ended on or after December 31, 1990, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sigma6 has delivered to the Buyer correct and complete copies of all federal income Tax Returns filed, examination reports received, and statements of deficiencies assessed against or agreed to, by Sigma6 since December 31, 1990.

                        (iv) Sigma6 has not waived any statute of limitations in
            respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                        (v) Sigma6 has not filed a consent under Code Sec.
            341(f) concerning collapsible corporations. Sigma6 has not made any payments, is not obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible to Sigma6 under Code Sec. 280G. Sigma6 has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). Sigma6 has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6662. Sigma6 is not a party to any Tax allocation or sharing agreement. Sigma6 has never been (nor has any Liability for unpaid Taxes because it once was) a member of an Affiliated Group filing a consolidated federal income Tax Return and has never incurred any Liability for the Taxes of any Person under Treas. Reg.ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, during any part of any consolidated return year within any part of which consolidated return year also was a member of the Affiliated Group.

                        (vi) Section 4(h) of the Disclosure Schedule sets forth
            the following information with respect to Sigma6 as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Sigma6; and (B) the amount of any deferred gain or loss allocable to Sigma6 arising out of any Deferred Intercompany Transaction.

                        (vii) The unpaid Taxes of Sigma6 through the Stub Period
            End do not exceed the reserve for Tax Liability set forth on the face of the Stub Period Balance Sheet.

                  (i) Tangible Assets. Sigma6 owns or leases substantially all tangible assets necessary for the conduct of Sigma6's Business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from Material defects (patent or latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

                  (j) Owned Real Property. Sigma6 does not own nor does it have any interest in any real property or improvements thereon (other than the leases disclosed in Section 4(l) of the Disclosure Schedule, and the leasehold improvements relating to the same) nor does Sigma6 have any options, agreements or contracts under which it has the right or obligation to acquire any interest in any real property or improvements (other than as disclosed in Section 4(l) of the Disclosure Schedule)

                  (k) Intellectual Property.

                        (i) Attached hereto as Section 4(k) of the Disclosure
            Schedule is a list and brief description of all Intellectual Property owned or utilized by Sigma6. Sigma6 has furnished Buyer with copies of all license agreements to which Sigma6 is a party, either as licenser or licensee, with respect to any Intellectual Property. Except as set forth on Section 4(k) of the Disclosure Schedule or as specfically excluded under this Section 4(k), Sigma6 has good title to or the right to use all the Intellectual Property and all inventions, processes, designs, formulae, trade secrets and know-how necessary for the conduct of Sigma6's Business, in its business as presently conducted or currently proposed to be conducted without the payment of any royalty or similar payment. Furthermore, Sigma6 is not infringing on any Intellectual Property right of others; provided, however, that the foregoing representation related to infringement (A) shall not apply to generally commercially available Intellectual Property which is licensed by Sigma6 for its own use and (B) shall only apply to infringement which individually or in the aggregate results in a Material Adverse Effect to Sigma6. In addition, none of Sellers nor Sigma6 has Knowledge of any infringement by others of any such rights owned by Sigma6, except as set forth in Section 4(k) of the Disclosure Schedule.

                        (ii) All licenses set forth on Section 4(k) of the
            Disclosure Schedule are valid and binding obligations of Sigma6, and to the Knowledge of the Sellers and Sigma6, of the other parties thereto, and enforceable against

            Sigma6, and to the Knowledge of the Sellers and Sigma6, the other parties thereto in accordance with their respective terms, except for the Equitable Exceptions. Sigma6 owns and possesses all right, title and interest in and to, or has the right to use pursuant to a valid license without infringement by Sigma6, all Intellectual Property utilized in the operation of the business of Sigma6.

                        (iii) All personnel, including employees, agents,
            consultants, and contractors, who have contributed to or participated in the conception and development of any Intellectual Property owned by Sigma6 (the "Sigma6 IP") have executed the nondisclosure agreements listed on Section 4(k) of the Disclosure Schedule and either (1) have been party to a written agreement with Sigma6 that on its face has accorded Sigma6 full, effective, exclusive and original ownership of all Sigma6 IP, or (2) have executed appropriate instruments of assignment in favor of Sigma6 as assignee that have conveyed to Sigma6 full, effective, and exclusive ownership of all Sigma6 IP.

                        (iv) Sigma6 has also delivered to the Buyer correct and
            complete samples or copies of all trademarks, service marks, trade names, copyrights, patents, registrations and, as relate to the foregoing, applications, licenses, agreements, and permissions (as amended to date) owned or licensed by Sigma6 (as licensee), and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Sigma6 IP used in, or otherwise necessary for the conduct of, the business of Sigma6 as heretofore conducted: (A) Sigma6 possesses all right, title, and interest in and to such item of Intellectual Property;
            (B) the item is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge; (C) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or, to the Knowledge of the Sellers and Sigma6, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and (D) Sigma6 has not agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                        (v) None of the computer software, computer firmware,
            computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are used or relied on by Sigma6 in the conduct of Sigma6's Business will in any Material respect malfunction, cease to function, generate incorrect data, or produce incorrect results when processing, providing, and/or receiving (i) date-related data into and between the 1900's and the year 2001 and (ii) date-related data in connection with any valid date in the 1900's and the years 2000 and 2001.

                  (l) Real Property Leases. Section 4(l) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to Sigma6. Sigma6 has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4(l) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 4(l) of the Disclosure Schedule:

                        (i) the lease or sublease is legal, valid, binding,
            enforceable, and in full force and effect, subject to the Equitable Exceptions;

                        (ii) the lease or sublease will continue to be legal,
            valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing;

                        (iii) Sigma6 is not and, to the Knowledge of the Sellers
            and Sigma6, no other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                        (iv) Sigma6 has not, and to the Knowledge of the Sellers
            and Sigma6 no other party to the lease or sublease has, repudiated any provision thereof;

                        (v) there are no disputes, oral agreements, or
            forbearance programs in effect as to the lease or sublease;

                        (vi) Sigma6 has not assigned, transferred, conveyed,
            mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

                        (vii) all facilities leased or subleased thereunder have
            received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations.

                  (m) Contracts. Section 4(m) of the Disclosure Schedule lists the following contracts, agreements, Customer Contracts or Agreements and other written arrangements to which Sigma6 is a party:

                        (i) any written agreement (or group of related written
            agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $15,000 per annum;

                        (ii) other than as referenced in paragraph (i)
            immediately preceding, any written agreement (or group of related written agreements) for the furnishing or receipt of services which Sigma6 reasonably projects will involve more than the sum of $30,000 per annum or $50,000 over the life of such agreement;

                        (iii) any written agreement concerning a partnership or
            joint venture;

                        (iv) any written agreement (or group of related written
            agreements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including lease obligations) involving more than $15,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                        (v) any written arrangement requiring confidentiality or
            noncompetition other than agreements with customers, employees, licensors, vendors or subcontractors in the Ordinary Course of Business;

                        (vi) any written arrangement with any of its directors,
            officers, or employees, or any of its Affiliates other than standard contracts for service as employees or subcontractors in the Ordinary Course of Business; and

                        (vii) any other written arrangement (or group of related
            written arrangements) either involving more than $25,000 per annum or not entered into in the Ordinary Course of Business.

            Sigma6 has delivered to the Buyer a correct and complete copy of each written arrangement listed in Section 4(m) of the Disclosure Schedule (as amended to date). With respect to each written arrangement so listed: (A) the written arrangement is legal, valid, binding, enforceable against Sigma6 and, to Sigma6 and Seller's Knowledge, the other parties thereto and in full force and effect, subject to the Equitable Exceptions; (B) except as set forth in Section 4(m) of the Disclosure Schedule, the written arrangement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing, subject to the Equitable Exceptions and if Newco performs thereunder and does not breach such agreement after the Closing Date, (C) Sigma6 is not, nor to the Knowledge of the Sellers and Sigma6 is any other party, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or except in the Ordinary Course of Business permit termination, modification, or acceleration, under the written arrangement; and (D) Sigma6 has not, nor to the Knowledge of the Sellers and Sigma6 has any other party, repudiated any provision of the written arrangement. Sigma6 is not a party to any oral contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Section 4(m) of the Disclosure Schedule under the terms of this Section 4(m). No unfilled Customer Contract or Agreement obligating Sigma6 to perform services will result in a Material loss to Sigma6 upon completion of performance. Except as set forth in Section 4(m) of the Disclosure Schedule, Sigma6 has not been notified that any of its customers intends either to dispute charges under or to terminate early a Material Customer Contract or Agreement.

                  (n) Notes and Accounts Receivable. All notes and accounts receivable of Sigma6 are reflected properly on its books and records, are valid receivables and are subject to no setoffs or counterclaims, are presently current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Stub Period Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Sigma6.

                  (o) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Sigma6.

                  (p) Insurance. Section 4(p) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Sigma6 has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two (2) years:

                        (i) the name address and telephone number of the agent;

                        (ii) the name of the insurer, the name of the
            policyholder, and the name of each covered insured;

                        (iii) the policy number and the period of coverage;

                        (iv) the scope and amount (including a description of
            how deductibles and ceilings are calculated and operate) of coverage; and

                        (v) a description of any retroactive premium adjustments
            or other loss sharing arrangements.


         With respect to each such insurance policy: (A) the policy is legal, valid, binding, and enforceable against Sigma6 and, to Sigma6 and Seller's Knowledge, the insurer, and in full force and effect; (B) the policy will continue to be legal, valid, binding, and enforceable against Sigma6 and, to Sigma6 and Seller's Knowledge, the insurer, and in full force and effect on identical terms immediately following the Closing Date if Buyer performs thereunder and does not fail to pay premiums under such policy when due; (C) Sigma6 is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification, or acceleration under the policy; and (D) Sigma6 has not and to the Knowledge of the Sellers and Sigma6, no other party to the policy has repudiated any provision thereof. Sigma6 has been covered during the past three years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Except as set forth in
Section 4(p) of the Disclosure Schedule, Sigma6 currently has no and has never had any self-insurance arrangements.

                  (q) Litigation. Section 4(q) of the Disclosure Schedule sets forth each instance in which Sigma6 (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge or (ii) is a party or, to the Knowledge of the Sellers and Sigma6, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Except as specifically described on Section 4(q) of the Disclosure Schedule, no matter listed thereon could reasonably be expected, individually, to result in a Material adverse effect to Sigma6. Neither the Sellers nor any of the directors or the officers (or employees with responsibility for litigation matters) of Sigma6 has any Basis that any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against Sigma6.

                  (r) Employees. To Seller's Knowledge without inquiry, no non-clerical employee or any full-time group of employees has any plans to terminate employment with Sigma6. Sigma6 is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Sigma6 has not committed any unfair labor practice. There are no organizational efforts presently being made or, to the Knowledge of the Sellers and Sigma6, threatened by or on behalf of any labor union with respect to employees of Sigma6.

                  (s) Employee Benefits. Section 4(s) of the Disclosure Schedule lists all Employee Benefit Plans that Sigma6 maintains or to which Sigma6 contributes for the benefit of any current or former employee of Sigma6.

                        (i) Each Employee Benefit Plan (and each related trust
            or insurance contract) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code.

                        (ii) All required reports and descriptions, if any,
            (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each Employee Welfare Benefit Plan.

                        (iii) All contributions (including all employer
            contributions and employee salary reduction contributions) which are due have been paid to each Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Sigma6. All premiums or other payments which are due for all periods ending on or before the Closing Date have been paid with respect to each Employee Welfare Benefit Plan.

                        (iv) Each Employee Benefit Plan which is an Employee
            Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received a currently valid and favorable determination letter from the Internal Revenue Service or is entitled to rely on a determination letter issued to a sponsoring organization, and that nothing has occurred since the receipt of such letter that would affect the tax qualified status of each such Employee Pension Benefit Plan.

                        (v) The market value of assets under each Employee
            Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of Liabilities thereunder (determined on an accumulated benefit obligation basis) as of the last day of the most recent plan year. No Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of the Sellers and Sigma6, threatened.

                        (vi) There have been no Prohibited Transactions with
            respect to any Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plans. No charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Sellers and Sigma6, threatened. Neither the Sellers nor Sigma6 has any Basis for any such charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand.

                        (vii) Sigma6 has delivered to the Buyer correct and
            complete copies of (A) the plan documents and summary plan descriptions, (B) the most recent determination letter received from the Internal Revenue Service, (C) the most recent Form 5500 Annual Report, and (D) all related trust agreements, insurance contracts, and other funding agreements which implement each Employee Benefit Plan.

                        (viii) Sigma6 does not contribute to, has never
            contributed to, nor ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

                        (ix) Sigma6 has not incurred, and neither the Sellers
            nor any of the directors or the officers (or employees with responsibility for litigation matters) of Sigma6 has any reason to expect that Sigma6 will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any Employee Pension Benefit Plan that Sigma6 and the Controlled Group of Corporations which includes Sigma6 maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute.

                        (x) Sigma6 does not maintain, nor has it ever maintained
            or contributed to, or ever has been required to contribute to any Employee Welfare Benefit Plan providing health, accident, or life insurance benefits to former employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

                  (t) Guaranties. Except as set forth on Section 4(t) of the Disclosure Schedule, Sigma6 is not a guarantor nor is it otherwise liable for any Liability or obligation (including indebtedness) of any other person other than such potential liabilities to which Sigma6 is subject based on the acts or omissions of its employees, subcontractors and other agents performing services for Sigma6 in the Ordinary Course of Business (of which there are no claims for actual liability therefor).

                  (u) Environment, Health, and Safety.

                        (i) Sigma6 and its Affiliates have complied in all
            Material respects with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply with any such law or regulation.

                        (ii) Sigma6 has no Liability (and there is no Basis for
            any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Sigma6 giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety.

                        (iii) Sigma6 does not have any Material Liability (and
            Sigma6 has not exposed any employee to any substance or condition that could form the

            Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against Sigma6 giving rise to any Liability) for any illness of or personal injury to any employee.

                        (iv) Sigma6 has obtained and been in compliance in all
            Material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied in all Material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, local, and foreign laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharge, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                  (v) Legal Compliance. Except as it would not, individually or in the aggregate, have a Material adverse effect:

                        (i) Sigma6 has complied with all laws (including rules
            and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof), including, without limitation, the Fair Labor Standards Act of 1938, as amended, and the rules and regulations promulgated thereunder. No charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Sigma6 which is currently pending and alleges any failure to comply with any such law or regulation.

                        (ii) Sigma6 has complied with all applicable laws
            (including rules and regulations thereunder) relating to the employment of labor (including but not limited to the engagement of independent contractors under the Fair Labor Standards Act of 1938, as amended, and the rules and regulations promulgated thereunder), employee civil rights, hiring of engaging non-United States citizens, and equal employment opportunities.

                        (iii) Sigma6 has not violated in any respect or received
            a notice or charge asserting any violation of the Sherman Act, the Clayton Act, the Robinson-Patman Act, or the Federal Trade Act, each as amended.

                        (iv) Sigma6 has not:

                              (A) made or agreed to make any contribution,
                  payment, or gift of funds or property to any governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under the laws of any federal, state, local, or foreign jurisdiction;

                              (B) established or maintained any unrecorded fund
                  or asset for any purpose, or made any false entries on any books or records for any reason; or

                              (C) made or agreed to make any contribution, or
                  reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local, or foreign public office in excess of $500.

                        (v) Sigma6 has filed in a timely manner all reports,
            documents, and other materials it was required to file (and the information contained therein was correct and complete in all respects) under all applicable laws (including rules and regulations thereunder).

                        (vi) Sigma6 has possession of all records and documents
            it was required to retain under all applicable laws (including rules and regulations thereunder).

                  (w) Certain Business Relationships with Sigma6. Except as set forth in Section 4(w) of the Disclosure Schedule, neither the Sellers nor its Affiliates has been involved in any business arrangement or relationship with Sigma6 within the past twelve (12) months other than service relationships in the Ordinary Course of Business, and neither the Sellers nor its Affiliates owns any Material property or right, tangible or intangible, which is used in Sigma6's Business.

                  (x) Brokers' Fees. Sigma6 does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or similar representative with respect to the transactions contemplated by this Agreement.

            5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing or the earlier termination of this Agreement.

                  (a) General. Each of the Parties will use its reasonable efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 7 below).

                  (b) Notices and Consents. Each of the Parties will (and the Sellers will cause Sigma6 to) give any notices to third parties, and will use best efforts to obtain third party consents, that the other Party may reasonably request in connection with matters disclosed or required to be disclosed in the Disclosure Schedule. Each of the Parties will take any additional action (and the Sellers will cause Sigma6 to take any additional action) that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that he, she or it may be required to give, make, or obtain.

                  (c) Operation of Business. Except as contemplated hereby, or as may be incidental to or in furtherance of the transactions contemplated hereby, or as may have been set forth herein or in the Disclosure Schedule, neither Party will (and Sellers will not cause or permit Sigma6 to) engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course of Business.

                  (d) Preservation of Business. Except as contemplated hereby, or as may be incidental to or in furtherance of the transactions contemplated hereby, or as may have been set forth herein or in the Disclosure Schedule, Sigma6 will (and the Sellers will cause Sigma6 to) use reasonable commercial efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensers, suppliers, customers, and employees.

                  (e) Access.

                        (i) Only in the event that neither Buyer or Sellers
            exercised its right to terminate this Agreement as provided in
            Section 9 herein, each Party will permit (and the Sellers will cause Sigma6 to permit) representatives of the other Party to have access at reasonable times, and in a manner so as not to interfere with the normal business operations of such Party, to the headquarters of such Party and to all books, records, contracts, Tax records, and documents of or pertaining to such Party; provided, however, that Buyer shall direct all requests for information and material only through Sellers' Representative, unless otherwise agreed to by Buyer and Seller's Representative in writing.

                        (ii) Buyer shall proceed to arrange with the Sellers a
            mutually agreeable time and place at which Buyer may conduct interviews with key employees and/or customers of Sigma6 mutually agreed to by Buyer and the Sellers' Representative.

                  (f) Notice of Developments. Each Party will give prompt written notice to the other Party of any Material development affecting the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of such Party. Each Party will give prompt written notice to the others of any Material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement. Except for the right of Sigma6 to update any Disclosure Schedule as provided in
Section 4 hereof, no disclosure by any Sellers or Sigma6 pursuant to this
Section 5(f) shall be deemed to amend or supplement Annex II or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, and/or breach of covenant.

                  (g) Exclusivity. Until termination or consummation as provided for herein, Sigma6 and the Sellers will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) liquidation, dissolution, or recapitalization, (B) merger or consolidation, (C) acquisition or purchase of securities or assets, or (D) similar transaction or business combination involving Sigma6 or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Sellers will notify the Buyer immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

                  (h) Cancellation and Exchange of Options, Bonus Programs and Phantom Stock Plans. Sigma6 shall have provided for the cancellation, at or prior to the Closing, of all Sigma6 Options, stock option plans, deferred bonus programs or phantom equity plans. The amounts payable for the cancellation of the Sigma6 Options will be paid by Sellers and at no cost to Sigma6 or Buyer, or, if paid by Sigma6, such payments will be a reduction of the Cash Portion of the Purchase Price pursuant to Section 2(h). In conjunction with the cancellation of such programs, all eligible employees who have not executed new employment agreements shall have signed cancellation agreements which include provisions that each employee will not, for a period of one year from the date of Closing or one year from the termination of his or her employment with his or her employer (i.e., Sigma6) whichever period is longer: (i) service or solicit any customers of his or her employer, or (ii) solicit for employment any employee of his or her employer.

            6. Additional Agreements and Covenants. The Parties further covenant and agree as follows:

                  (a) Sale of Delphi Automotive Systems Receivable to Sellers at Closing. The parties hereto agree that Sellers shall have the right to purchase from Sigma6 the accounts receivable due from Delphi Automotive Systems (the "Delphi Receiveable") in the aggregate amount of $250,000.00 simultaneous with the Closing. In the event of such purchase, the parties hereto further agree that (i) Sigma6 will utilize the funds received from the Sellers from the sale of the Delphi Receivable to pay down any Funded Indebtedness then existing on the Closing Date which has not been paid; (ii) the Sellers shall be the sole owner of the Delphi Receivable and (iii) upon receipt by Sigma6 of any sums in payment of the Delphi Receivable, such payments shall be held in trust and delivered to Sellers' Representative properly endorsed.

                  (b) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification for such cost and expense under Section 8 below). The Sellers and Sigma6 acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to Sigma6; provided that Sellers may retain any copies of the foregoing as shall be necessary to comply with applicable tax and other laws, regulations and ordinances.

                  (c) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Sigma6, each of the other Parties will cooperate with him or it and his, her or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

                  (d) Transition. The Sellers will not take any action that primarily is designed or intended to have the effect of discouraging any lessor, licenser, customer, supplier, or other business associate of Sigma6 from maintaining the same business relationships with Sigma6 after the Closing for a period of twenty-four (24) months thereafter as it maintained with Sigma6 prior to the Closing. The Sellers will refer all customer inquiries relating to Sigma6's Business to the Buyer and/or Sigma6 from and after the Closing for a period of twenty-four (24) months thereafter.

                  (e) Confidentiality. The Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement for a period of three (3) years from the Closing Date, and except as otherwise permitted hereunder or as may be required by law, deliver promptly to the Buyer or destroy, at the reasonable request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that the Sellers are requested or required (by request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar legal process) to disclose any Confidential Information, the Sellers will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(e). If, in the absence of a protective order or the receipt of a waiver hereunder, the Sellers are compelled to disclose any Confidential Information or else stand liable for contempt, then Sellers may disclose the Confidential Information; provided, however, that the Sellers shall use their reasonable efforts to cooperate with Buyer to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall reasonably designate.

                  (f) Termination of Bank Facilities; Release of Guaranties. Sellers shall take all reasonable best efforts necessary to (i) retire all of Sigma6's outstanding bank indebtedness and (ii) fully, completely and unconditionally release and/or substitute Buyer or Sigma6 at or prior to Closing as guarantor for the Sellers on all leases of Sigma6 or other guarantees.

                  (g) Monitoring Information. Prior to the Closing, each Party shall deliver such information to the other Party as may reasonably be requested by Buyer, Sigma6 or Sellers.

                  (h) Landlords' Consents. On or before the Closing Date, Sellers shall cause Sigma6 to obtain from its landlords (to the extent required under the pertinent premises lease) written consent to the assignment of all leases being assumed by Buyer, which assignments are deemed to have resulted from the transactions contemplated by this Agreement.

                  (i) Additional Tax Matters. Buyer and Sellers recognize that each of them will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Buyer and/or Sigma6 to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Buyer agrees to cause Sigma6 to (A) use its best efforts to properly retain and maintain such records for a period of six (6) years from the date the Tax Returns for the year in which the Closing occurs are filed or until the expiration of the statute of limitations as may be extended by law from time to time that applies to the Tax Return in question (i.e., including Tax Returns for years preceding the year in which the Closing occurs), whichever is later, and (B) allow the Sellers and their agents and representatives at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as such other party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the other Party's expense.

                  (j) Covenant Not to Compete. For a period of four (4) years from and after the Closing Date, the Sellers will not, directly or indirectly, as principal, agent, trustee or through the agency of any corporation, partnership, association or agent or agency, (i) own, manage, control, participate in, consult with, render services for, or in any manner engage in any activity or business competing with the Business in the United States of America and Canada, (ii) service or solicit any of Sigma6's Business from any customer of Sigma6, (iii) request or advise any customer of Sigma6 to withdraw, curtail or cancel such customer's business with Sigma6, or (iv) solicit for employment any person employed by Sigma6 at any time within the 180 day period immediately preceding such solicitation; provided, however, that no owner of less than five percent (5%) of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses and provided, further, that the Harmony House Online relationship as specifically described in Section 6(m) shall not be a violation of this covenant not to compete (provided that the Sellers comply with the provisions of Section 6(m)). For purposes of this Agreement, the Parties have agreed to allocate $50,000 of the aggregate Purchase Price to the covenant not to compete contained in this Section 6(j).

                  (k) Reorganization Intent. The Parties agree that the Merger is intended to be a tax-free reorganization under Section 368 of the Code, and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under such section of the Code. None of the Parties has taken, shall take or fail to take any action that would jeopardize the qualification of the Merger as such a tax-free reorganization (other than actions contemplated by this Agreement or as may be otherwise legally required).

                  (l) Conduct During Earned Payout Period. Sellers acknowledge and agree that, during the Earned Payout Period, Buyer shall be entitled to oversee the operation and management of Sigma6's Business, including the setting of goals and review of budgets and performance. The Sellers further agree, during the Earned Payout Period, not to allow Sigma6 to cut staff, capital expenditures and general and administrative expenses or take other actions that are not consistent with Sigma6's prior practices and/or prudent business practices, and Sellers agree not and not to allow Sigma6 to engage in any activity in order to increase current year profits of the business of Sigma6 at the expense of the longer term growth of the business of Sigma6. During the Earned Payout Period, the Buyer agrees that it will not (i) unreasonably require that the business of Sigma6 be operated substantially different as it was prior to the Merger except in so far as the prior practices of Sigma6 were imprudent or unreasonable or its productivity efficiency and profitability can be improved and increased through economies of scale, Buyer's experience or otherwise; (ii) unreasonably change (A) the prices charged for Sigma6's services, (B) the level of compensation of Sigma6's full-time corporate employees or (C) the level Sigma6's general and administrative expenses, unless the prior business practices were unreasonable or imprudent and/or unless the changes are reasonably necessary to support the growth of Sigma6's Business.

                  (m) Harmony House Relationship. The Sellers shall have the option to participate with Harmony House Inc. ("Harmony House") in a limited partnership, called Harmony House Online, L.P. ("Harmony House Online"); provided, however, that all E-Commerce Services provided to Harmony House Online or any Affiliate thereof shall be provided by the Buyer or its Affiliates pursuant to an arms-length agreement; and provided, further that, except in his capacity as an employee of Buyer or its Affiliate, the sole relationship between any Seller and Harmony House shall be his ownership interest therein pursuant to the terms of this Agreement (e.g. there shall be no consulting or other services provided by any Seller to Harmony House). "E-Commerce Services" shall mean all web site design and development, software development, e-commerce transaction processing and all site hosting. In the event that (i) an exclusive services contract between Harmony House Online and the Buyer for the provision of E-Commerce Services to Harmony House Online (A) is not executed within a reasonable time after the formation of Harmony House Online, or (B) is terminated or (ii) any E-Commerce Services are provided to Harmony House Online by a party other than the Buyer or its Affiliates, then the Sellers' participation in any manner with Harmony House Online shall be discontinued (and all Sellers shall immediately withdraw their interests or shall cause their Affiliates to withdraw their interests in Harmony House Online) unless Buyer agrees to allow continued participation of Sellers by its express written consent.

                  (n) Employee Benefits.

                        (i) Immediately following the Closing Date, the
            employees of Sigma6, during such time as their employment with Buyer, Newco and/or their affiliates is continued, shall be eligible to participate in Buyer's Employee Benefit Plans on the same terms and conditions as similarly situated employees of the Buyer are eligible to participate therein. Buyer shall cause Buyer's Benefit Plans to recognize prior service of a Sigma6 employee with Sigma6 to the extent recognized under the corresponding Seller Benefit Plans prior to the Closing as service with Buyer and its affiliates for purposes of (i) any Buyer Employee Benefit Plan that is not an Employee Pension Benefit Plan for purposes of any waiting period and eligibility requirements and (ii) any Buyer Benefit Plan that is an Employee Pension

            Benefit Plan, for purposes of eligibility (including eligibility for early retirement benefits) and vesting (but not benefit accrual) thereunder.

                        (ii) Newco or Buyer shall, from and after the Closing
            Date, provide continuation coverage under Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B for those covered employees of Sigma6 with respect to whom, on or prior to the Closing Date, a "qualifying event" (as defined in ERISA Section 603 and Code Section 4980B(f)(3)) has occurred, and shall meet all continuing obligations thereunder.

            7. Conditions to Obligations to Close.

                  (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

                        (i) the representations and warranties set forth in
            Section 3(a) and Section 4 above shall be true and correct in all Material respects at and as of the Closing Date;

                        (ii) the Sellers shall have performed and complied with
            all of their covenants hereunder in all Material respects through the Closing;

                        (iii) Sigma6 will have procured all third party consents
            and given all notices required in connection with this Agreement and the transactions contemplated hereby, including without limitation all action necessary in connection with and/or the receipt of any notices to, filings with, and authorizations, consents and approvals of governments, governmental agencies, and third parties as set forth herein or in the Disclosure Schedule including any Filing required under the Hart-Scott-Rodino Act;

                        (iv) no action, suit, or proceeding shall be pending or
            threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own, operate, or control Sigma6 Shares or Sigma6 (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                        (v) The Sellers and Sigma6 shall have delivered to the
            Buyer a certificate (without qualification as to knowledge or Materiality or otherwise) to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

                        (vi) the acquisition by the Buyer of Sigma6 Shares shall
            represent one hundred percent (100%) of the issued and outstanding capital stock of Sigma6 and all of such Sigma6 Shares shall be free and clear of any Security Interests or other liens, claims or encumbrances of any nature whatsoever;

                        (vii) the Sellers shall have purchased any personal use
            assets (e.g., automobiles) from Sigma6 at a purchase price equal to the greater of (A) the net book value of such assets as of the Closing or (B) the outstanding indebtedness (including, without limitation all Funded Indebtedness) secured by such assets; provided, however, that personal use assets under this paragraph shall not include cellular telephones or pagers purchased by Sigma6 for use by its officers and employees;

                        (viii) the Buyer shall have received from Sellers an
            executed Escrow Agreement in the form and substance set forth as Exhibit A attached hereto;

                        (ix) the Buyer shall have received from each Seller an
            executed joinder to the Stockholders Agreement in the form and substance set forth as Exhibit C attached hereto;

                        (x) the Buyer and Sigma6 shall have received from each
            of the Key Employees listed on Annex IV (the "Key Employees") an executed employment agreement in the form and substance attached hereto as Exhibit E; provided, however, the Buyer, in its sole discretion, may add to or subtract from the list of those employees it determines to be or not to be Key Employees on Annex IV and thus the Buyer shall determine who shall deliver employment agreements in the form of Exhibit E;

                        (xi) the Buyer shall have received from each Seller an
            executed joinder to the Registration Agreement in the form and substance set forth as Exhibit F attached hereto;

                        (xii) the Buyer shall have received the resignations,
            effective as of the Closing, of each director of Sigma6 prior to the Closing and the termination in full without liability of any consulting or management agreements with Columbia Capital or its Affiliates;

                        (xiii) the Buyer shall be satisfied that the Net Worth
            of Sigma6 as of the Closing Date equaled or exceeded $200,000 or an appropriate adjustment shall have been made to the Purchase Price as provided in Section 2(j);

                        (xiv) the Buyer shall be satisfied that the Net Service
            Revenues of Sigma6 during the fiscal year ending December 31, 1997 equaled or exceeded $1,400,000 and during the twelve month period ended on the Stub Period End (such period being referred to as the "Interim Period") equaled or exceeded $1,600,000;

                        (xv) the Buyer shall be satisfied that the Adjusted
            EBITDA of Sigma6 (A) during the fiscal year ended December 31, 1997 equaled or exceeded $300,000 or 21% of Net Service Revenues for such fiscal year, and (B) during the Interim Period equaled or exceeded $0;

                        (xvi) the Buyer shall be satisfied in its sole
            discretion with the results of its continuing legal, financial and business due diligence investigations of Sigma6, all of which shall be final and completed to Buyer's satisfaction prior to Closing;

                        (xvii) no Material adverse change shall have occurred in
            Sigma6's Business or its future prospects;

                        (xviii) Sellers shall have caused Sigma6 to cancel each
            outstanding phantom stock, deferred bonus or option plan, if any, and all outstanding Sigma6 Options shall have been canceled pursuant to the Option Cancellation Agreement in the form of Exhibit H hereto (individually, a "Option Cancellation Agreement" and collectively the "Option Cancellation Agreements"), and the cost of such cancellation, if any, shall be borne by Sellers or if such cost is borne by Sigma6, such amount will reduce the Cash Portion of the Purchase Price pursuant to Section 2(h);

                        (xix) Sellers shall have caused each party receiving
            Buyer's Shares under this Agreement to execute an Equity Subscription Agreement in the form of Exhibit D hereto;

                        (xx) all liens and Security Interests securing debts of
            Sigma6 which have been paid in full prior to or at the Closing shall have been fully released of record to the reasonable satisfaction of the Buyer and all Uniform Commercial Code financing statements covering such debts shall have been terminated;

                        (xxi) no unsatisfied liens for the failure to pay Taxes
            of any nature whatsoever shall exist against Sigma6, or against or in any way affecting any Sigma6 Share;

                        (xxii) the Sellers shall and Sigma6 shall have caused
            all of Sigma6's stockholders, officers, directors and/or employees to, have repaid in full all debts and other obligations, if any, owed to Sigma6, and the Sellers shall have caused all Funded Indebtedness to be paid off prior to the Closing Date;

                        (xxiii) the Buyer shall have received from Sigma6 the
            Financial Statements;

                        (xxiv) all appropriate corporate and shareholder
            authorizations of Sigma6 shall have been obtained;

                        (xxv) since December 31, 1997, Sigma6 shall have made no
            dividend, consulting or other payment to the Sellers, except as set forth on Section 4(m) of the Disclosure Schedule and bonuses as set forth on Section 4(m) of the Disclosure Schedule;

                        (xxvi) except as set forth on the Disclosure Schedule,
            since December 31, 1997, Sigma6 shall not have transferred, conveyed, disposed of and/or sold any of its Material assets, except in the Ordinary Course of Business;

                        (xxvii) all Intellectual Property created or developed
            by any Seller and any other current employee of Sigma6 that has been used historically by Sigma6 or is being used currently by Sigma6 (other than "work for hire" which has been developed by Sigma6 for a customer and continues to be used by Sigma6 in the performance of continuing services for that customer) shall be one hundred percent (100%) owned by Sigma6 as of the Closing Date;

                        (xxviii) the Buyer and Newco shall have received from
            the Sellers and Sigma6 an opinion of counsel in the form and substance set forth as Exhibit G hereto; and

                        (xxix) at least ninety-five percent (95%) of all
            shareholders of Sigma6 shall have agreed to participate in the Merger without any dissenter's rights exercised.

            The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

                  (b) Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction or waiver of the following conditions:

                        (i) the representations and warranties set forth in
            Section 3(b) above shall be true and correct in all Material respects at and as of the Closing Date;

                        (ii) the Buyer shall have performed and complied with
            all of its covenants hereunder in all Material respects through the Closing;

                        (iii) Buyer will have procured all third party consents
            needed by Buyer and given all notices required in connection with this Agreement and the transactions contemplated hereby, including without limitation all action necessary in connection with and/or the receipt of any notices to, filings with, and authorizations, consents and approvals of governments, governmental agencies, and third parties as set forth herein or in the Disclosure Schedule including any filing required under the Hart-Scott-Rodino Act;

                        (iv) no action, suit or proceeding shall be pending or
            threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                        (v) the Buyer shall have delivered to the Sellers a
            certificate (without qualification as to knowledge or Materiality or otherwise) to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

                        (vi) Sellers shall have received from the Buyer an
            executed Escrow Agreement in the form and substance set forth as Exhibit A attached hereto;

                        (vii) each Seller shall have received from the Buyer an
            executed joinder to the Stockholders Agreement in the form and substance set forth as Exhibit C attached hereto;

                        (viii) the Buyer shall execute and deliver an Equity
            Subscription Agreement in the form of Exhibit D hereto, with each of the Sellers acquiring Buyer Shares;

                        (ix) the Key Employees shall have received from the
            Buyer an executed employment agreement, in the form and substance attached hereto as Exhibit E; provided, however, the Buyer, in its sole discretion, may add to or subtract from the list of those employees it determines to be or not to be Key Employees on Annex IV and thus the Buyer shall determine who shall receive employment agreements in the form of Exhibit E;

                        (x) each Seller shall have received from the Buyer an
            executed joinder to the Registration Agreement in the form and substance set forth as Exhibit F attached hereto;

                        (xi) all actions to be taken by the Buyer in connection
            with consummation of the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

            The Sellers' Representative may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

            8. Remedies for Breaches of This Agreement.

                  (a) Survival. All of the representations and warranties of the Sellers contained in Section 4 above (other than the representations and warranties of the Sellers contained in Section 4(h) above) shall survive the Closing hereunder (unless the Buyer knew of any misrepresentation or breach of warranty at the time of the Closing pursuant to a writing provided by Sigma6 or Seller) and continue in full force and effect for a period of three (3) years thereafter. The other representations, warranties, and covenants of the Parties contained in this Agreement (including the representations and warranties of the Sellers contained in Section 4(h) above) shall survive the Closing (unless the damaged Party knew of any misrepresentation or breach of warranty or covenant pursuant to a writing provided by the other Party at the time of the Closing) and continue in full force and effect for the applicable statute of limitations period thereafter, except as otherwise provided elsewhere in this Agreement.

                  (b) Indemnification Provisions for Benefit of the Buyer.

                        (i) In the event Sigma6 or the Sellers, as applicable,
            breach any of their representations, warranties, agreements, and covenants contained herein, (other than a breach by a Seller of his/her individual representations and warranties, which are addressed in Section (8)(b)(ii) below) and provided that the particular representation, warranty, agreement, or covenant survives the Closing and that the Buyer makes a written claim for indemnification against the Sellers pursuant to Section 10(h) below within the applicable survival period, then the Sellers agree to jointly and severally indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of the applicable survival period resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that the Sellers shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty or covenant of Sellers in this Agreement (i) until the Buyer has suffered aggregate losses by reason of all such breaches in excess of a $15,000 threshold (at which point the Sellers will be obligated to indemnify the Buyer from and against all such aggregate indemnifiable losses relating back to the first dollar) or (ii) in excess of the Purchase Price (after which point Sellers shall have no obligation to indemnify Buyer from and against further such Adverse Consequences); provided, further, however, that the limitations set forth (a) in (i) and (ii) above specifically shall not apply to the liability of Sellers with respect to Adverse Consequences resulting from or attributable to intentional fraud or any willful misconduct by the Sellers and (b) in (i) above specifically shall not apply to the liability of Sellers with respect to any breaches of the representations and warranties contained in Section 4(g), Section 4(h) and Section 4(n) hereof. Notwithstanding the foregoing, the liability of each Seller shall, in all events, be limited to the portion of the Purchase Price actually received by such Seller (other than the breach by a Seller of his/her individual representations and warranties in
            Section 3(a)).

                        (ii) In the event any Seller breaches any of its
            representations and warranties, contained in Section 3(a) herein, and provided that the particular representation, warranty, or covenant survives the Closing and that the Buyer makes a written claim for indemnification against such Seller pursuant to Section 10(h) below within the applicable survival period, then, such Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

                        (iii) The Sellers agree to indemnify the Buyer from and
            against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of Sigma6 arising under Reg.ss.1.1502-6 (because Sigma6 once was a member of an Affiliated Group during any part of any consolidated return year within any part of which consolidated return year any corporation other than Sigma6 also was a member of the Affiliated Group). The Sellers agree to indemnify the Buyer from and against the entirety of any transfer Taxes which may become due and owing by reason of the transactions contemplated by this Agreement.

                        (iv) The Sellers shall indemnify the Buyer from and
            against the entirety of all Tax Liability created from and the conversion by Sigma6 to the accrual basis of tax accounting from the cash basis of tax accounting to the extent such Taxes are in excess of the reserve, if any, for such Tax Liability used to determine the Net Worth of Sigma6.

                        (v) The Sellers agree to indemnify the Buyer from and
            against (A) the entirety of any brokerage fees or investment banking commissions due by Sellers or Sigma6 by reason of the transactions contemplated by this Agreement and (B) any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of Sigma6 (to the extent such Liability is not otherwise included or reserved for on the balance sheet of Sigma6 used to determine the Net Worth adjustment) incurred in connection with (i) any obligation of Sigma6 to Agis Global Internet Services ("Agis") in connection with any dispute between Sigma6 and Agis which has not been completely resolved prior to the Closing Date, (ii) any obligation of Sigma6 to Ameritech in connection with disputed fees in existence as of the Closing Date,
            (iii) the nonpayment of any license fees described on Section 4(g) of the Disclosure Schedule, (iv) any portion of the receivable by Cherub (as referenced in the Disclosure Schedule) which is not collected by Sigma6, or (v) any payments made by Cortex or Buyer to the Seller named Jani Anderson in connection with the guarantee of such Seller's automobile lease.

                        (vi) The Sellers agree to indemnify Buyer from and
            against the entirety of any Adverse Consequences the Buyer or its affiliates may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability related to Harmony House Online, except those Liabilities for which Buyer would be liable in the Ordinary Course of Business and are specifically assumed by Buyer (or its affiliates) under contracts to provide E-Commerce Services to Harmony House Online.

                        (vii) The Parties shall make appropriate adjustments for
            tax benefits in determining the liability of the Sellers under this
            Section 8.

                  (c) Matters Involving Third Parties. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall notify in writing each Indemnifying Party thereof promptly, which notice shall describe the matter in reasonable detail, including relevant evidence and estimated loss; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged and materially prejudiced from adequately defending such claim. In the event any Indemnifying Party notifies the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the matter that the Indemnifying party is assuming the defense thereof, (A) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (B) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest), (C) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement or compromise with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (D) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement or compromise which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event no Indemnifying Party notifies in writing the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate. At any time after commencement of any such action, any Indemnifying Party may request an Indemnified Party to accept a bona fide offer from the other Party(ies) to the action for a monetary settlement payable solely by such Indemnifying Party (which does not burden or restrict the Indemnified Party nor otherwise prejudice him or her) whereupon such action shall be taken unless the Indemnified Party determines that the dispute should be continued, the Indemnifying Party shall be liable for indemnity hereunder only to the extent of the lesser of (i) the amount of the settlement offer or (ii) the amount for which the Indemnified Party may be liable with respect to such action. In addition, the Party controlling the defense of any third party claim shall deliver, or cause to be delivered, to the other Party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the third party claim, and timely notices of, and the right to participate in (as an observer) any hearing or other court proceeding relating to the third party claim.

                  (d) Exclusive Remedy. The Parties acknowledge and agree that the foregoing indemnification provisions in this Section 8 shall be the exclusive monetary remedy of the Parties for any breach of the representations, warranties and covenants of the Parties contained in this Agreement.

                  (e) Payment; General Right of Offset. The Indemnifying Parties shall promptly pay to the Indemnified Party in cash the amount of any Adverse Consequences to which such Indemnified Party becomes entitled by reason of the provisions of Section 2 or Section 8 of this Agreement. Notwithstanding the foregoing, in connection with the indemnification of Buyer pursuant to Section 8(b)(i), Section 8(b)(iii), Section 8(b)(iv) or Section 8(b)(v), (i) Buyer shall have the option (at Buyer's sole discretion) to first seek indemnification payments through offset against the Escrow Sum after an indemnification claim has been made therefor, for the amount of any Adverse Consequences or any other payments to which Buyer becomes entitled by reason of the provisions of this Agreement and (ii) any one or more of the Sellers shall have the option to satisfy such Seller's obligation to the Buyer under Section 8(b) by surrendering to Buyer that portion of the Stock Portion of the Purchase Price required to fund that obligation (with such surrendered Stock valued at the lesser of (A) such Stock's then-current fair market value or (B) the value stated in Section 2(h)). Furthermore, and in lieu of receiving a cash payment from the Sellers, Buyer, in its sole discretion, may after the first anniversary of the Closing Date elect to offset against any Earned Payout Amount payable to Sellers, after an indemnification claim has been made therefor, the amount of any Adverse Consequences or any other payments to which Buyer may become entitled to by reason of the provisions of this Agreement. In the event that Buyer offsets more than the amount of any Adverse Consequences (as finally determined), Buyer shall be responsible to Sellers for such sums which should not have been subject to an offset, together with interest at the prime rate of Bank Boston, N.A.

                  (f) Other Indemnification Provisions. Subject in all events to the time limitations set forth in Section 8(a) and the monetary and other limitations in Section 8(b) and 8(c), the foregoing indemnification provisions are in addition to, and not in derogation of, any statutory or common law remedy any Party may have for breach of representation, warranty, or covenant.

                  (g) Arbitration with Respect to Certain Indemnification Matters. THE PARTIES AGREE TO SUBMIT TO ARBITRATION, IN ACCORDANCE WITH THESE PROVISIONS, ANY DISPUTED CLAIM OR CONTROVERSY ARISING FROM OR RELATED TO THE ALLEGED BREACH OF THIS AGREEMENT OR ANY DISPUTED INDEMNIFICATION CLAIM MADE PURSUANT TO THIS SECTION 8. THE PARTIES FURTHER AGREE THAT THE ARBITRATION PROCESS AGREED UPON HEREIN SHALL BE THE EXCLUSIVE MEANS FOR RESOLVING ALL DISPUTES MADE SUBJECT TO ARBITRATION HEREIN, BUT THAT NO ARBITRATOR SHALL HAVE AUTHORITY TO EXPAND THE SCOPE OF THESE ARBITRATION PROVISIONS. ANY ARBITRATION HEREUNDER SHALL BE CONDUCTED UNDER THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION (AAA). EITHER PARTY MAY INVOKE ARBITRATION PROCEDURES

HEREIN BY WRITTEN NOTICE FOR ARBITRATION CONTAINING A STATEMENT OF THE MATTER TO BE ARBITRATED. THE PARTIES SHALL THEN HAVE FOURTEEN (14) DAYS IN WHICH THEY MAY IDENTIFY A MUTUALLY AGREEABLE, NEUTRAL ARBITRATOR. AFTER THE FOURTEEN (14) DAY PERIOD HAS EXPIRED, THE PARTIES SHALL PREPARE AND SUBMIT TO THE AAA A JOINT SUBMISSION, WITH EACH PARTY TO CONTRIBUTE HALF OF THE APPROPRIATE ADMINISTRATIVE FEE. IN THE EVENT THE PARTIES CANNOT AGREE UPON A NEUTRAL ARBITRATOR WITHIN FOURTEEN (14) DAYS AFTER WRITTEN NOTICE FOR ARBITRATION IS RECEIVED, THEIR JOINT SUBMISSION TO THE AAA SHALL REQUEST ARBITRATORS WHO ARE PRACTICING ATTORNEYS WITH PROFESSIONAL EXPERIENCE IN THE FIELD OF CORPORATE LAW, AND THE PARTIES SHALL ATTEMPT TO SELECT AN ARBITRATOR FROM THE PANEL ACCORDING TO AAA PROCEDURES. UNLESS OTHERWISE AGREED BY THE PARTIES, THE ARBITRATION HEARING SHALL TAKE PLACE IN THE WASHINGTON, D.C. METROPOLITAN AREA, AT A PLACE DESIGNATED BY THE AAA. ALL ARBITRATION PROCEDURES HEREUNDER SHALL BE CONFIDENTIAL. EACH PARTY SHALL BE RESPONSIBLE FOR ITS COSTS INCURRED IN ANY ARBITRATION, AND THE ARBITRATOR SHALL NOT HAVE AUTHORITY TO INCLUDE ALL OR ANY PORTION OF SAID COSTS IN AN AWARD REGARDLESS OF WHICH PARTY PREVAILS. THE ARBITRATOR MAY INCLUDE EQUITABLE RELIEF. ANY ARBITRATION AWARDED SHALL BE ACCOMPANIED BY A WRITTEN STATEMENT CONTAINING A SUMMARY OF THE ISSUES IN CONTROVERSY, A DESCRIPTION OF THE AWARD, AND AN EXPLANATION OF THE REASONS FOR THE AWARD.

            9. Termination.

                  (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

                        (i) the Buyer and the Sellers may terminate this
            Agreement by mutual written consent at any time prior to the Closing;

                        (ii) the Buyer may terminate this Agreement by giving
            written notice to the Sellers at any time prior to the Closing in the event the Sellers are in breach of any representation, warranty, or covenant contained in this Agreement in any Material respect and such breach has not been cured within ten (10) days of written notice thereof, and the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer is in breach of any representation, warranty, or covenant contained in this Agreement in any Material respect and such breach has not been cured within ten (10) days of written notice thereof;

                        (iii) the Buyer may terminate this Agreement by giving
            written notice to the Sellers at any time prior to the Closing if the Closing shall not have occurred on or before March 5, 1999 by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); or

                        (iv) the Sellers may terminate this Agreement by giving
            written notice to the Buyer at any time prior to the Closing if the Closing shall not have occurred on or before March 5, 1999 by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Sellers himself or itself breaching any representation, warranty, or covenant contained in this Agreement).

            Nothing contained in this Section 9(a) shall alter, affect, modify or restrict any Parties' rights to rely on and/or seek indemnification for a breach of any of the representations and warranties and/or conditions or covenants of any of the Parties contained in this Agreement.

                  (b) Effect of Termination. If either Buyer or Sellers terminate this Agreement pursuant to Section 9(a) above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party.

            10. Miscellaneous

                  (a) [Reserved]

                  (b) Press Releases and Announcements. Except as may be required by applicable securities laws or stock exchange requirements, no Party shall issue any press release or public announcement relating to the subject matter of this Agreement prior to, at or about the Closing without the prior written approval of the Buyer and the Sellers, which written approval will not be unreasonably withheld; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Parties prior to making the disclosure).

                  (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

                  (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof; provided, however, that unless and until the consummation of the purchase and sale transaction contemplated hereunder occurs, the Confidentiality Agreement shall remain in full force and effect.

                  (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that the Buyer or Newco may assign (i) any or all of its rights and interests hereunder to a wholly-owned Subsidiary of Buyer (in any or all of which cases the Buyer and Newco nonetheless shall remain liable and responsible for the performance of all of its respective obligations hereunder) or (ii) any or all of its rights under Section 8 of the Agreement to any lender providing debt financing to the Buyer or its Affiliates.

                  (f) Facsimile/Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

                  (g) Descriptive Headings. The descriptive section headings contained in this Agreement are inserted for convenience or reference only and shall not control or affect in any way the meaning, interpretation, or construction of any of the provisions of this Agreement.

                  (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to Sigma6 or the Sellers:

                  Mr. Russell Zack, President
                  Sigma6, Inc.
                  1435 Randolph Street  Suite 403
                  Detroit, Michigan  48226
                  Tel: (313) 963-2115
                  Fax: (313) 963-2342

         with a copy to:

                  Couzens, Lansky, Fealk, Ellis, Roeder & Lazar, P.C. 39395 West 12 Mile Road, Suite 200
                  P.O. Box 9057
                  Farmington Hills, Michigan 48333-9057
                  Attention:  Donald A. Wagner
                  Tel: 248-489-8600
                  Fax  248-489-4156

         If to the Buyer:

                  AppNet Systems, Inc.
                  6707 Democracy Blvd., Suite 1000
                  Bethesda, MD  20817
                  Attn: Toby Tobaccowala
                  Tel:  (301) 493-8900
                  Fax:  (301) 581-2488

         with a copy to:

                  Hogan & Hartson L.L.P.
                  555 Thirteenth Street, NW
                  Washington, D.C.  20004
                  Attn: Christopher J. Hagan, Esq.
                  Tel:  (202) 637-5771
                  Fax:  (202) 637-5910

            Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

                  (i) Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF MICHIGAN OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MICHIGAN.

                  (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                  (l) Expenses. Each of the Parties and Sigma6 will bear his, her or its own costs and expenses (including legal fees and expenses and investment banking fees) incurred in connection with this Agreement and the transactions contemplated hereby. Buyer and Sellers agree that Sigma6's expenses shall be included as Funded Indebtedness. The Sellers acknowledge and agree that Sigma6 has not borne or will bear any of the Sellers' costs and expenses (including any of its legal fees and expenses and investment banking fees) in connection with this Agreement or any of the transactions contemplated hereby.

                  (m) Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant relating to the same subject matter as any other representation, warranty or covenant (regardless of the relative levels of specificity) which the Party has not breached, it shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                  (n) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

            IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                     BUYER:

                                     APPNET SYSTEMS, INC.


                                     By:       /s/ Toby Tobaccawala
                                        -------------------------------------
                                        Name:   Toby Tobaccawala
                                             --------------------------------
                                        Title:  Senior Vice President
                                              -------------------------------


                                     NEWCO:

                                     APPNET SIGMA6, INC.


                                     By:       /s/ Toby Tobaccawala
                                        -------------------------------------
                                        Name:   Toby Tobaccawala
                                             --------------------------------
                                        Title:  Senior Vice President
                                              -------------------------------


                                     Sigma6:

                                     SIGMA6, INC.


                                     By:      /s/ Russell Zack
                                        -------------------------------------
                                        Name:  Russell Zack
                                        Title:  President


                       [SIGNATURES CONTINUED ON NEXT PAGE]

                                    SELLERS:

                                        /s/ Russell Zack
                                    ---------------------------------------
                                    Russell Zack

                                        /s/ William Tigertt III
                                    ---------------------------------------
                                    William Tigertt III

                                        /s/ Rodrigo Sanchez
                                    ---------------------------------------
                                    Rodrigo Sanchez

                                        /s/ Jani Anderson
                                    ---------------------------------------
                                    Jani Anderson